UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 28, 2005 (February 25, 2005)

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South Seattle, Washington	98144

(Address of Principal Executive Offices)	Zip Code

(206) 832-4000

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

Summary

     On February 25, 2005, Loudeye entered into an agreement to restructure its deferred and contingent consideration obligations owed to the former shareholders of On Demand Distribution Ltd. (“OD2”). The effectiveness of the agreement is subject to a number of conditions described further below.

     As previously reported, Loudeye completed its acquisition of all of the outstanding shares of OD2, a privately held digital music provider based in Europe, in August 2004 (the “Acquisition”). Under the terms of the Acquisition, in addition to the initial consideration which consisted of Loudeye shares, promissory notes and cash, Loudeye agreed to pay up to £19.6 million (or approximately $37.5 million based on February 25, 2005 exchange rates) of deferred and contingent consideration, consisting of the following components:

•	£9.6 million (or approximately $18.3 million based on February 25, 2005 exchange rates) in deferred consideration to former OD2 shareholders at various installment dates through November 30, 2005 (the “Deferred Payment Obligations”), of which Loudeye has satisfied £5.9 million (or approximately $11.3 million based on February 25, 2005 exchange rates) by issuing a total of 6,306,098 shares in December 2004 and January 2005, and

•	Up to £10.0 million (or approximately $19.1 million based on February 25, 2005 exchange rates) in contingent consideration if OD2 achieves certain performance targets by various dates through November 30, 2006 (the “Contingent Payment Obligations”), of which up to £1.2 million (or approximately $2.3 million based on February 25, 2005 exchange rates) has been earned for the period ended November 30, 2004.

     Under the terms of the Acquisition, Loudeye has the option to satisfy each of the Deferred Payment Obligations and Contingent Payment Obligations in cash or by issuing shares of its common stock.

     In the aggregate, Loudeye’s remaining obligations after deducting amounts already satisfied, total up to £13.7 million (or approximately $26.2 million based on February 25, 2005 exchange rates). If the restructuring becomes effective, Loudeye would satisfy all remaining Deferred Payment Obligations and Contingent Payment Obligations for additional consideration of £6.3 million (or approximately $12.0 million based on the February 25, 2005 closing share price and exchange rates), as follows:

•	By issuing 3,554,419 shares (valued at approximately £3.2 million or $6.1 million based on February 25, 2005 closing share price and exchange rates) in full satisfaction of the remaining Deferred Payment Obligation of approximately £3.7 million (or approximately $7.1 million based on February 25, 2005 exchange rates), and

•	By paying £3.1 million (or approximately $5.9 million based on February 25, 2005 exchange rates) in cash in full satisfaction of the remaining Contingent Payment Obligation of up to £10.0 million (or approximately $19.1 million based on February 25, 2005 exchange rates).

     If the restructuring becomes effective, it would result in an approximate 54.0% reduction in the maximum aggregate amount of Loudeye’s remaining Deferred Payment Obligations and potential Contingent Payment Obligations, as valued based on the February 25, 2005 closing share price and exchange rates. Further details of the restructuring are provided below.

     Acquisition Amendment

     Loudeye and OD2 shareholders who held 91.0% of OD2’s outstanding share capital prior to Loudeye’s acquisition of OD2 entered into an Agreement to Amend Certain Terms of the Acquisition of On Demand Distribution Limited dated February 25, 2005 (the “Acquisition Amendment”). The effectiveness of the principal terms of the Acquisition Amendment is conditioned on each of the former OD2 shareholders who are not yet parties to the Acquisition Amendment (who held 9.0% of OD2’s outstanding share capital prior to Loudeye’s acquisition of OD2) agreeing to be bound by its terms on or prior to 5:00 p.m. (Pacific Standard Time) on March 7, 2004. Loudeye may waive this condition in its sole discretion. Pursuant to the Acquisition Amendment, Loudeye and the former OD2 shareholders who are parties to the Acquisition Amendment have agreed that if the Acquisition Amendment becomes effective, Loudeye will satisfy its remaining approximately £3.7 million (or approximately $7.1 million based on February 25, 2005 exchange rates) in Deferred Payment Obligations by issuing an aggregate of 3,554,419 shares of its common stock (valued at approximately £3.2 million or $6.1 million based on February 25, 2005 closing share price and exchange rates), to the former OD2 shareholders in full satisfaction of all remaining Deferred Payment Obligations. In addition, if the Acquisition Amendment becomes effective Loudeye will pay to the former OD2 shareholders £3.1 million (or approximately $5.9 million based on exchange rates on February 25, 2005) in cash in two equal installments, the first payable within two business days of the effective date of the Acquisition Amendment and the second on or before July 15, 2005, in full satisfaction of any Contingent Payment Obligations that Loudeye might otherwise have had. The former OD2 shareholders have agreed not to transfer 50% of the shares of common stock issued to them in connection with the Acquisition Amendment for a period of six months following February 25, 2005. Approximately 45.7% of the remaining shares to be issued in connection with the Acquisition Amendment are subject to orderly sales restrictions.

     Because the effectiveness of the Acquisition Amendment is conditioned on each former OD2 shareholder that has not yet executed the Acquisition Amendment agreeing to be bound by its terms (or Loudeye’s waiver of this condition), Loudeye cannot assure that the Acquisition Amendment will become effective. In the event the Acquisition Amendment does not become effective, the original terms of Loudeye’s acquisition of OD2 will continue to apply, and no consideration will be paid pursuant to the Acquisition Amendment. If Loudeye elects to waive the condition that all former OD2 shareholders become parties to the Acquisition Amendment, then the original terms of the OD2 Acquisition will continue to apply to any former OD2 shareholders that do not become parties to the Acquisition Amendment (including any Deferred Payment Obligations and Contingent Payment Obligations applicable to such former OD2 shareholders), and the terms of the Acquisition Amendment will become binding on Loudeye and the former OD2 shareholders that are parties to the Acquisition Amendment (and the aggregate amount of payments to be made under the Acquisition Amendment would be pro rated based on the percentage of OD2’s share capital previously held by the former OD2 shareholders who are or become parties to the Acquisition Amendment).

     Deed Poll Amendment

     In connection with the execution of the Acquisition Amendment, Loudeye and certain of OD2’s principal former shareholders entered into an Agreement to Amend Certain Terms of the Deed Poll of Warranty and Indemnity dated February 25, 2005 (the “Deed Poll Amendment”), which amends certain terms of the Deed Poll of Warranty and Indemnity (the “Deed Poll”) that was entered into between Loudeye and these former OD2 shareholders in June 2004. Under the terms of the Deed Poll, OD2’s principal shareholders agreed that an aggregate of 15.0% of the total consideration payable in the Acquisition would be held in escrow for 18 months to satisfy claims Loudeye may have with respect to breaches of representations and warranties and certain other matters described in the Deed Poll. As a result, of the total consideration to be paid by Loudeye in the restructuring, if the Acquisition Amendment becomes effective £465,000 in cash (or approximately $888,700 based on February 25, 2005 exchange rates) and 528,014 shares of common stock will be placed in escrow, bringing the total amount of consideration held in escrow by Loudeye to £465,000 in cash (or approximately $888,700 based on February 25, 2005 exchange rates) and 3,537,192 shares of common stock. In addition, the Deed Poll Amendment clarifies certain provisions of the Deed Poll relating to this escrow mechanism and, subject to the Acquisition Amendment becoming effective, amends certain of the orderly sales restrictions that are applicable to the former OD2 Shareholders who are parties to the Deed Poll.

     The securities which may be issued pursuant to the Acquisition Amendment have not been registered and are being offered and sold in reliance upon exemptions from the registration requirements of the Securities Act provided by Regulation S and section 4(2) thereunder. Such securities may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. Loudeye has agreed to file a registration statement covering the resale of any shares issued pursuant to the Acquisition Amendment and to pay liquidated damages to the former OD2 shareholders if the registration statement is not declared effective by the Securities and Exchange Commission on or before the dates specified in the Acquisition Amendment.

     The foregoing summary is a general description of Acquisition Amendment and the Deed Poll Amendment and is qualified in its entirety by reference to the Acquisition Amendment and the Deed Poll Amendment, copies of which are attached as exhibits hereto, and by reference to the applicable terms of the original acquisition which are described in the Recommended Offer by Loudeye Corp. for On Demand Distribution Ltd. dated June 22, 2004 and Deed Poll, copies of which were attached as exhibits to Loudeye’s Current Report on Form 8-K filed June 22, 2004, and are attached hereto as exhibits for convenience.

Item 9.01       Financial Statements and Exhibits.

(a) Not Applicable

(b) Not Applicable

(c) Exhibits.

10.1	Recommended Offer by Loudeye Corp. for On Demand Distribution Ltd. dated June 22, 2004 (including form of Registration Rights Agreement)

10.2	Deed Poll of Warranty and Indemnity dated June 22, 2004

10.3	Agreement to Amend Certain Terms of the Acquisition of On Demand Distribution Limited

10.4	Agreement to Amend Certain Terms of the Deed Poll of Warranty and Indemnity

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.
Dated: February 28, 2005	By:	/s/ Lawrence J. Madden
Lawrence J. Madden
Executive Vice President and Chief Financial Officer